                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Freeport McMoRan Copper & Gold Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                     [FREEPORT-MCMORAN COPPER & GOLD LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 2000

                            ------------------------

                                                                  March 24, 2000

DATE:            Thursday, May 4, 2000

TIME:            1:00 p.m., Eastern Time

PLACE:           1209 Orange Street
                 Wilmington, Delaware

PURPOSE:         - To elect five directors;

                 - To ratify the appointment of the independent auditors;

                 - To vote on a stockholder proposal, if presented at the
                   meeting; and

                 - To transact such other business as may properly come
                   before the meeting.

RECORD DATE:     Close of business on March 16, 2000.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                            By Order of the Board of Directors.

                                      [STEPHEN JONES SIGNATURE]
                                            STEPHEN M. JONES
                                            Senior Vice President, Chief
                                            Financial Officer
                                            and Secretary

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to ATTEND the meeting, please bring the following:

     1. Proper identification.

     2. Proof of Ownership if your shares are held in "Street Name."

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold stock on the record date OR (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

POST-MEETING REPORT OF THE ANNUAL MEETING

A post-meeting report summarizing the proceedings of the meeting will be available on our internet web site (www.fcx.com) within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

                      FREEPORT-MCMORAN COPPER & GOLD INC.
                              1615 POYDRAS STREET
                          NEW ORLEANS, LOUISIANA 70112

     The 1999 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 24, 2000.

     This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on May 4, 2000, and at any adjournments (the meeting).

WHO CAN VOTE

     If you held any Company Stock on the record date then you will be entitled to vote at the meeting. Company Stock refers to the common stock and the preferred stock described below.

  Common Stock Outstanding on Record Date

                                                                    NO. OF
NAME OF SECURITY                                              SHARES OUTSTANDING
----------------                                              ------------------
Class A Common Stock                                              62,300,723
Class B Common Stock                                              97,701,174

  Preferred Stock Outstanding on Record Date

                                                              NO. OF DEPOSITARY
NAME OF SECURITY                                              SHARES OUTSTANDING
----------------                                              ------------------
Step-Up Convertible Preferred Stock                               13,999,600*
Gold-Denominated Preferred Stock                                   6,000,000*
Gold-Denominated Preferred Stock, Series II                        4,305,580*
Silver-Denominated Preferred Stock                                 4,760,000**

---------------

 *  Each depositary share represents 0.05 shares of preferred stock

**  Each depositary share represents 0.025 shares of preferred stock

VOTING RIGHTS

     Each share of Company Stock that you hold entitles you to one vote on all matters that holders of such stock are entitled to vote. If you hold depositary shares you may instruct the depositary how to vote the preferred stock represented by your depositary shares.

     Election of Directors. Directors are elected by a plurality of shares voted, with

     -  80% of the board elected by holders of Class B common stock; and

     - 20% of the board elected by holders of Class A common stock and preferred stock, voting together as a single class.

     Voting On All Other Matters. On all other matters, holders of Class A common stock and Class B common stock vote together as a single class.

     Inspectors of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote of our common stock present at the meeting, except as otherwise provided by statute, our certificate of incorporation and our by-laws.

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

QUORUM

     A quorum at the meeting is a majority of the Company Stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of Company Stock represented by properly executed and returned proxies will be treated as present. Shares of Company Stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding Company Stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

HOW YOUR PROXY WILL BE VOTED

     The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

     Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy representing

     (1) common stock will be voted:

        -  in favor of the proposed director nominees,

        -  for the ratification of the appointment of auditors, and

        -  against the stockholder proposal; and

     (2) preferred stock will be voted in favor of the proposed director nominee.

     We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

     Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communica-tions Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson's services will be $8,500 plus its reasonable out-of-pocket expenses. We may also have our representatives, who will receive no compensation for their services, solicit proxies by telephone, telecopy, personal interview or other means.

STOCKHOLDER PROPOSALS

     If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras St., New Orleans, Louisiana 70112 by November 24, 2000.

     If you want to present a proposal at next year's annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to the Corporate Secretary, at the above address, by January 11, 2001 in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact the Corporate Secretary. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

CORPORATE GOVERNANCE

     The board of directors, which held five meetings during 1999, has primary responsibility for directing the management of our business and affairs. The board currently consists of fifteen members. To provide for effective direction and management of our business, the board has established an audit committee, a corporate personnel committee, a nominating committee and a public policy committee.

            AUDIT                                                                      MEETINGS
      COMMITTEE MEMBERS         FUNCTIONS OF THE COMMITTEE                             IN 1999
-----------------------------   --------------------------                             --------
Robert A. Day, Chairman         -  reviews our financial statements                       3
Robert W. Bruce III             -  exercises general oversight of the integrity and
Gerald J. Ford                     reliability of our accounting and financial
H. Devon Graham, Jr.               reporting practices and the effectiveness of our
Oscar Y. L. Groeneveld             system of internal controls
J. Bennett Johnston             -  exercises general oversight of the activities of
Henry A. Kissinger                 our independent auditors, principal financial and
B. M. Rankin, Jr.                  accounting officers, internal auditors and
                                   related matters

     CORPORATE PERSONNEL                                                               MEETINGS
      COMMITTEE MEMBERS         FUNCTIONS OF THE COMMITTEE                             IN 1999
-----------------------------   --------------------------                             --------
Robert W. Bruce III, Chairman   -  please refer to the Corporate Personnel Committee      3
Gerald J. Ford                     Report on Executive Compensation
H. Devon Graham, Jr.
Bobby Lee Lackey
J. Taylor Wharton

        NOMINATING                                                                     MEETINGS
     COMMITTEE MEMBERS         FUNCTIONS OF THE COMMITTEE                              IN 1999
---------------------------    --------------------------                              --------

B. M. Rankin, Jr., Chairman    -  makes recommendations to the board concerning the       2
R. Leigh Clifford                 structure of the board, corporate governance and
Robert A. Day                     proposed new members of the board
James R. Moffett               -  nominates individuals to stand for election as
                               directors
                               -  considers recommendations by our stockholders of
                                  potential nominees for election as directors

       PUBLIC POLICY                                                                   MEETINGS
     COMMITTEE MEMBERS         FUNCTIONS OF THE COMMITTEE                              IN 1999
---------------------------    --------------------------                              --------
J. Taylor Wharton, Chairman    -  oversees governmental and community relationships       3
R. Leigh Clifford              and information programs
Oscar Y. L. Groeneveld         -  oversees various compliance programs and equal
J. Bennett Johnston               employment policies and practices
Bobby Lee Lackey               -  oversees our charitable and philanthropic
Rene L. Latiolais              contributions
Gabrielle K. McDonald          -  makes recommendations to the board regarding
                               these policies and programs

     During 1999 each of our directors, except Mr. Groeneveld who joined the board on August 3, 1999, attended at least 75% of the aggregate number of meetings held of the board and board committees on which he or she served.

ELECTION OF DIRECTORS

     The board of directors has fixed the number of directors at fifteen, three of whom are elected by the holders of our Class A common stock and preferred stock (Class A Directors) and twelve of whom are elected by the holders of our Class B common stock (Class B Directors). In addition, the board consists of three classes, each of which serves for three years, with one class being elected each year.

     Pursuant to an agreement (Rio Tinto Agreement) among the company, Rio Tinto plc (Rio Tinto), a worldwide mining and smelting company, and certain of Rio Tinto's affiliates (Rio Tinto Affiliates), Rio Tinto has the right to submit for nomination for election by our stockholders the percentage of directors, rounded to the nearest whole number, that is proportionately equal to the Rio Tinto Affiliates' aggregate percentage ownership of all outstanding common stock. The Rio Tinto Affiliates may nominate directors either as Class A Directors or Class B Directors, but the percentage of Class B Directors nominated, if any, cannot exceed the percentage of the total number of Class B common stock outstanding that the Rio Tinto Affiliates own. As of the record date, Rio Tinto Indonesia Limited, a Rio Tinto Affiliate, owned 23,931,100 shares of Class A common stock, or 15% of our common stock outstanding. In the Rio Tinto Agreement, we agreed to include Rio Tinto's nominees with the directors nominated by the board and to refrain from taking any action that may hinder the election of Rio Tinto's nominees. Messrs. Clifford and Groeneveld are the directors selected by Rio Tinto and both serve as Class A Directors.

     This table shows the members of the different classes of the board and the expiration of their terms.

  CLASS               EXPIRATION OF TERM                            CLASS MEMBERS
  -----               ------------------                            -------------
  Class I     2002 Annual Meeting of Stockholders   Class A:
                                                                H. Devon Graham, Jr.
                                                    Class B:
                                                                Robert W. Bruce III
                                                                Robert A. Day
                                                                Bobby Lee Lackey
                                                                Gabrielle K. McDonald
                                                                George A. Mealey
  Class II    2000 Annual Meeting of Stockholders   Class A:
                                                                Oscar Y. L. Groeneveld
                                                    Class B:
                                                                Gerald J. Ford
                                                                J. Bennett Johnston
                                                                Henry A. Kissinger
                                                                Rene L. Latiolais
  Class III   2001 Annual Meeting of Stockholders   Class A:
                                                                R. Leigh Clifford
                                                    Class B:
                                                                James R. Moffett
                                                                B.M. Rankin, Jr.
                                                                J. Taylor Wharton

     The board has nominated each of the Class II directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of the Class II directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     This table provides certain information as of February 4, 2000 with respect to each director nominee and each other director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

                                                                                       YEAR FIRST
   NAME OF NOMINEE                  PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS         ELECTED A
     OR DIRECTOR        AGE               AND POSITIONS WITH THE COMPANY                DIRECTOR
   ---------------      ---   ------------------------------------------------------   ----------
Robert W. Bruce III     55    President, The Robert Bruce Management Co., Inc.,           1995
                                investment managers.
R. Leigh Clifford       52    From April 1, 2000, Director and Chief Executive of         2000
                                Rio Tinto plc and Rio Tinto Limited, worldwide
                                mining and smelting. Chief Executive of Rio Tinto
                                Energy Group until March 2000.
Robert A. Day           56    Chairman of the Board of Trust Company of the West, an      1995
                                investment management company. Chairman and
                                President of W.M. Keck Foundation, a national
                                philanthropic organization. Director of Fisher
                                Scientific International Inc. and McMoRan
                                Exploration Co.
Gerald J. Ford          55    Director, Chairman of the Board and Chief Executive         2000
                                Officer of California Federal Bank, A Federal
                                Savings Bank and its predecessors since 1988.
                                Director, Chairman of the Board and Chief Executive
                                Officer of Golden State Bancorp Inc., a bank holding
                                company, and its affiliates Golden State Holdings
                                Inc. and California Federal Preferred Capital
                                Corporation. Director, Chairman of the Board and
                                Chief Executive Officer of Liberte Investors Inc.
                                Director and Chairman of the Board of First
                                Nationwide Mortgage Corporation. Director of McMoRan
                                Exploration Co.
H. Devon Graham, Jr.    65    President of R.E. Smith Interests, an asset management      2000
                                company. United States Regional Manager Partner --
                                Southwest of Arthur Andersen LLP from 1985 until
                                1997. Director of McMoRan Exploration Co.
Oscar Y. L. Groeneveld  46    Chief Executive Copper of Rio Tinto plc and Rio Tinto       1999
                                Limited. Head of Technology of Rio Tinto plc until
                                1999. Group Mining Executive of Rio Tinto until
                                1997. Managing Director of Kempla Coke & Coal Ltd.,
                                a mining company, until 1996. Managing Director of
                                Novacoal Australia Ltd., a mining company, until
                                1995. Commissioner of PT Freeport Indonesia Company
                                (PT Freeport Indonesia), our principal operating
                                subsidiary, since 1999.
J. Bennett Johnston     67    Chairman of Johnston & Associates, LLC, a legal and         1997
                                business consulting firm. Chairman of Johnston
                                Development Co. LLC, a project development firm.
                                United States Senator until 1997. Director of
                                Chevron Corp. and Columbia Energy Group Inc.

                                                                                       YEAR FIRST
   NAME OF NOMINEE                  PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS         ELECTED A
     OR DIRECTOR        AGE               AND POSITIONS WITH THE COMPANY                DIRECTOR
   ---------------      ---   ------------------------------------------------------   ----------
Henry A. Kissinger      76    Chairman of the Board and Chief Executive Officer of        1995
                                Kissinger Associates, Inc., international
                                consultants and consultants to the Company. Director
                                of Hollinger International Inc.
Bobby Lee Lackey        62    President and Chief Executive Officer of                    1995
                                McManus-Wyatt-Hidalgo Produce Marketing Co., shipper
                                of fruits and vegetables.
Rene L. Latiolais       57    Vice Chairman of the Board of the Company.                  1993
                                Commissioner of PT Freeport Indonesia. Vice Chairman
                                of the Board of McMoRan Exploration Co., a company
                                engaged in oil and gas exploration and production
                                and sulphur transportation and mining. Co-Chairman
                                of the Board of Freeport-McMoRan Sulphur Inc. (FSC),
                                a sulphur mining and transportation company, until
                                1998. President and Chief Executive Officer of
                                Freeport-McMoRan Inc. (FTX), a natural resources
                                company, until 1997. President and Chief Operating
                                Officer of FTX until 1995.
Gabrielle K. McDonald   57    Special Counsel on Human Rights to the Chairman of the      1995
                                Board of the Company. Judge, International Criminal
                                Tribunal for the Former Yugoslavia from 1993 until
                                November 1999. Director of Golden State Bancorp
                                Inc., California Federal Bank, A Federal Savings
                                Bank, and McMoRan Exploration Co.
George A. Mealey        66    Vice President Commissioner of PT Freeport Indonesia.       1988
                                President and Chief Operating Officer of the Company
                                and Executive Vice President of FTX until 1996.
James R. Moffett        61    Chairman of the Board and Chief Executive Officer of        1992
                                the Company. President Commissioner of PT Freeport
                                Indonesia. Co-Chairman of the Board of McMoRan
                                Exploration Co. Co-Chairman of the Board of FSC and
                                of McMoRan Oil & Gas Co., an oil and gas exploration
                                and production company, until 1998. Chairman of the
                                Board of FTX until 1997.
B. M. Rankin, Jr.       70    Private investor. Director of McMoRan Exploration Co.,      1995
                                Golden State Bancorp Inc. and California Federal
                                Bank, A Federal Savings Bank.
J. Taylor Wharton       61    Special Assistant to the President for Patient              1995
                                Affairs, Professor Gynecologic Oncology, The
                                University of Texas M.D. Anderson Cancer Center.
                                Director of McMoRan Exploration Co.

DIRECTOR COMPENSATION

  Cash Compensation

     Each non-officer director receives (a) an annual fee of $25,000 for serving on the board, (b) a fee of $1,000 for attending each board committee meeting and
(c) an annual fee of $2,000 for each board committee of which a director is the chairperson. Each director receives a fee of $1,000 for attendance at each board meeting and reimbursement for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

  Retirement Plan for Non-Officer Directors

     We have a retirement plan for the benefit of non-officer directors who reach age sixty-five. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of the annual directors' fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-officer director for us or our predecessors. The benefit is payable from the date of retirement until the retiree's death. Each eligible director who was also a director of FTX, our former parent, and who did not retire from the FTX board of directors, will receive upon retirement from our board, an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree's death.

  Stock Option Plan for Non-Employee Directors

     Each non-employee and non-officer director is eligible for the grant of options under our 1995 Stock Option Plan for Non-Employee Directors. On August 1 of each year through 2004, each eligible director is granted a non-qualified option to purchase 10,000 shares of Class B common stock at 100% of the fair market value of the shares on the date of grant. Each option granted under this plan expires ten years after the date of grant. Under this plan, each time a director exercises an option we make a cash payment to the director calculated pursuant to a formula that is intended to compensate the director fully for any federal income tax liabilities incurred as a result of the option exercise and receipt of such payment. In accordance with this plan, on August 1, 1999, each non-employee director was granted an option to purchase 10,000 shares of Class B common stock at an exercise price of $17.3125.

MATCHING GIFTS PROGRAM

     The Freeport-McMoRan Foundation (the Foundation) administers a matching gifts program in which we participate. The program is available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match gifts made by a participant to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of our matching gifts for any director may not exceed $40,000, and generally for any other participant may not exceed $20,000. The matching gifts made by the Foundation on our behalf in 1999 for each of the participating directors were as follows: $19,000 for Mr. Bruce; $30,000 for Mr. Kissinger; $7,625 for Mr. Lackey; $9,400 for Mr. Latiolais; $35,229 for Mr. Mealey; $40,000 for Mr. Moffett; $22,670 for Mr. Rankin; and $10,500 for Mr. Wharton.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the amount of common stock each director and named officer owned on February 4, 2000. The directors and executive officers as a group beneficially owned approximately 40.7% of the Class A common stock and 8.1% of the Class B common stock. Unless otherwise indicated, the persons shown below do not beneficially own any of our preferred stock. Unless otherwise indicated, all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program.

                              TOTAL NUMBER OF     NUMBER OF SHARES OF    NUMBER OF SHARES OF         TOTAL NUMBER
                             SHARES OF CLASS A      CLASS B COMMON          CLASS B COMMON       OF SHARES OF CLASS B
          NAME OF               COMMON STOCK           STOCK NOT           STOCK SUBJECT TO          COMMON STOCK
   BENEFICIAL OWNER (1)      BENEFICIALLY OWNED   SUBJECT TO OPTIONS    EXERCISABLE OPTIONS(2)    BENEFICIALLY OWNED
---------------------------  ------------------   -------------------   ----------------------   --------------------
Richard C. Adkerson........           5,503              118,855              1,373,957               1,492,812
Robert W. Bruce III(3).....       1,865,000                7,017                 69,342                  76,359
R. Leigh Clifford(4).......      23,931,100                    0                      0                       0
Robert A. Day(5)...........           7,992               85,831                 69,342                 155,173
Gerald J. Ford.............               0                    0                      0                       0
H. Devon Graham, Jr. ......               0                2,000                      0                   2,000
Oscar Y. L.
  Groeneveld(4)............      23,931,100                    0                      0                       0
J. Bennett Johnston........             700                    0                  7,500                   7,500
Stephen M. Jones(6)........             387                2,218                122,470                 124,688
Henry A. Kissinger.........             240                3,368                 69,342                  72,710
Bobby Lee Lackey...........              60                  861                 69,342                  70,203
Rene L. Latiolais..........          12,492              147,921                559,579                 707,500
Adrianto Machribie.........               0                    0                 96,299                  96,299
John A. Macken(7)..........           3,314                  582                 92,581                  93,163
Gabrielle K. McDonald......               6                  182                 39,443                  39,625
George A. Mealey...........          16,792               11,156                344,500                 355,656
James R. Moffett(8)........               0              643,966              3,207,169               3,851,135
B. M. Rankin, Jr.(9).......          90,417              637,890                 65,078                 702,968
Steven D. Van Nort.........             350                2,510                161,234                 163,744
J. Taylor Wharton(10)......           5,193               38,041                 46,869                  84,910
Directors and executive
  officers as a group
  (25 persons).............      25,948,922            1,712,186              6,758,654               8,470,840

---------------

 (1) With the exception of Mr. Adkerson (who beneficially owns 1.5% of the outstanding Class B common stock), Mr. Bruce (who beneficially owns 2.9% of the outstanding Class A common stock), Mr. Clifford and Mr. Groeneveld (who both are deemed to beneficially own 37.6% of the outstanding Class A common stock held by a Rio Tinto Affiliate) and Mr. Moffett (who beneficially owns 3.8% of the outstanding Class B common stock), each individual holds less than 1% of the outstanding Class A common stock and Class B common stock.

 (2) Class B common stock that could be acquired as of April 4, 2000, upon the exercise of options granted pursuant to our stock option plans.

 (3) Includes 1,864,500 shares of Class A common stock held by a limited partnership in which Mr. Bruce is a general partner.

 (4) The Class A common stock listed is held by a Rio Tinto Affiliate of which Messrs. Clifford and Groeneveld are both executive officers. Messrs. Clifford and Groeneveld and the corporation share voting and investment power with respect to these shares but disclaim beneficial ownership.

 (5) Includes 240 shares of Class A common stock and 3,368 shares of Class B common stock held by accounts and funds managed by affiliates of a corporation of which Mr. Day, as the chief executive officer and a stockholder, shares voting and investment power but as to which he disclaims beneficial ownership.

 (6) Includes 83 shares of Class A common stock that may be acquired upon the conversion of our Step-Up Convertible Preferred Stock. Mr. Jones also owns 100 depositary shares representing Gold-Denominated Preferred Stock, Series II and 300 depositary shares representing Silver-Denominated Preferred Stock.

 (7) Includes 534 shares of Class A common stock held by Mr. Macken's spouse as custodian for Mr. Macken's children.

 (8) Includes 624,001 shares of Class B common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power.

 (9) Includes (a) 10,020 shares of Class A common stock that may be acquired upon the conversion of our Step-Up Convertible Preferred Stock and (b) 58,269 shares of Class A common stock and 243,496 shares of Class B common stock held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner of this limited partnership.

(10) Includes (a) 3,011 shares of Class A common stock and 23,926 shares of Class B common stock held by Mr. Wharton's spouse, (b) 160 shares of Class A common stock held in an IRA for Mr. Wharton's spouse and (c) 332 shares of Class A common stock and 4,757 shares of Class B common stock held by Mr. Wharton as custodian for his daughters.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     This table shows owners of more than 5% of the outstanding Class A common stock or Class B common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 1999, and all shares beneficially owned are held with sole voting and investment power.

                                               NUMBER OF SHARES               NUMBER OF SHARES
                                                  OF CLASS A       PERCENT       OF CLASS B       PERCENT
                                                 COMMON STOCK        OF         COMMON STOCK        OF
NAME AND ADDRESS OF PERSON                    BENEFICIALLY OWNED    CLASS    BENEFICIALLY OWNED    CLASS
--------------------------                    ------------------   -------   ------------------   -------
The Prudential Insurance Company of
  America...................................      10,180,704(1)     15.7%               --           --
  751 Broad Street
  Newark, New Jersey 07102
Putnam Investments, Inc.....................       4,969,972(2)      7.7%               --           --
  One Post Office Square
  Boston, Massachusetts 02109
Rio Tinto Indonesia Limited.................      23,931,100        37.0%                            --
  6 St. James's Square
  London SW1Y4LD
  England
Capital Research and Management Company.....              --          --         6,403,800(3)       6.5%
  333 South Hope Street
  Los Angeles, California 90071
Wellington Management Company, LLP..........              --          --         8,668,805(4)       8.8%
  75 State Street
  Boston, Massachusetts 02109

---------------

(1) Based on the Schedule 13G Amendment No. 2 dated January 31, 2000 filed with the SEC, The Prudential Insurance Company of America shares voting and investment power with respect to all shares shown but disclaims beneficial ownership.

(2) Based on the Schedule 13G dated February 8, 2000 filed with the SEC, Putnam Investments, Inc. shares voting power with respect to 2,425 shares and shares investment power with respect to all shares shown but disclaims beneficial ownership.

(3) Based on the Schedule 13G dated February 10, 2000 filed with the SEC, Capital Research and Management Company disclaims beneficial ownership.

(4) Based on the Schedule 13G dated February 9, 2000 filed with the SEC, Wellington Management Company, LLP shares voting and investment power with respect to all shares shown.

EXECUTIVE OFFICER COMPENSATION

     This table shows the compensation paid to our chief executive officer and each of our five most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (the named officers). We paid the compensation of Messrs. Jones, Macken and Van Nort through an allocation arrangement under a services agreement with a corporation in which we own 45% of the equity (Services Company). During 1999, Messrs. Moffett and Adkerson also provided services to and received compensation from McMoRan Exploration Co. Mr. Jones was elected as an executive officer in 1998.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                       -----------------------------------------   ----------------------------------
                                                                                           AWARDS            PAYOUTS
                                                                         OTHER     -----------------------   --------      ALL
                                                                        ANNUAL     RESTRICTED   SECURITIES                OTHER
           NAME AND                                                    COMPENSA-     STOCK      UNDERLYING     LTIP     COMPENSA-
      PRINCIPAL POSITION        YEAR     SALARY          BONUS          TION(1)    AWARDS(2)     OPTIONS     PAYOUTS     TION(3)
------------------------------  ----   ----------      ----------      ---------   ----------   ----------   --------   ---------
James R. Moffett..............  1999   $1,000,000      $2,750,000      $143,698(4) $      --    1,800,000    $912,600   $ 84,775
  Chairman of the Board         1998    1,000,000       2,750,000       127,669(4)        --    1,750,000     577,530     78,029
  and Chief Executive           1997    1,062,500       5,000,000       187,164(4)        --           --     446,109     84,814
  Officer
Richard C. Adkerson...........  1999      650,000         343,750(2)     64,596(4) 1,546,875      900,000     380,250     44,162
  President and Chief           1998      650,000       1,375,000        64,358(4)        --      875,000     231,012     38,402
  Operating Officer             1997      401,562       2,500,000        92,243(4)        --           --     178,444     30,850(5)
Adrianto Machribie............  1999      437,500(6)      550,000       441,602(7)        --       75,000      91,260         --
  President Director            1998      406,250(6)      520,000       455,056(7)        --       65,000      23,097         --
                                1997      381,250         500,000       320,211(7)        --       65,000      17,841         --
Stephen M. Jones..............  1999      350,000         500,000       256,796(8)        --       65,000      91,260     86,542(9)
  Senior Vice President,        1998      350,000         470,000       217,024(8)        --       50,000      40,423    168,343(9)
  Chief Financial Officer and
  Secretary
John A. Macken................  1999      300,000         500,000         7,098           --       65,000      91,260     15,000
  Senior Vice President         1998      300,000         470,000         7,377           --       50,000      57,753     24,450(10)
                                1997      231,250         450,000        42,616           --       50,000          --     29,379(10)
Steven D. Van Nort............  1999      300,000         375,000(2)         --      187,500       65,000      66,924     21,250(11)
  Senior Vice President         1998      300,000         470,000            --           --       50,000      40,423     14,950
                                1997      196,692         400,000            --           --       10,000      26,766      9,809

---------------

 (1) In addition to items disclosed in notes 4, 7 and 8 below, includes our payment of taxes in connection with certain benefits we provided to the named officers as follows:

NAME                                                         YEAR    AMOUNT
----                                                         ----   --------
Mr. Moffett................................................  1999   $ 46,776
                                                             1998     32,329
                                                             1997     44,909
Mr. Adkerson...............................................  1999     19,871
                                                             1998     17,900
                                                             1997     30,568
Mr. Machribie..............................................  1999     79,818
                                                             1998     79,920
                                                             1997         --
Mr. Jones..................................................  1999    195,532
                                                             1998     69,945
Mr. Macken.................................................  1999      7,098
                                                             1998      7,377
                                                             1997     42,616

    Does not include perquisites that we provided to each named officer unless the aggregate amount in any year exceeded $50,000.

 (2) In December, 1999, we adopted a restricted stock program. This program provides certain executives with the opportunity to receive a grant of restricted stock units (RSU) in lieu of all or part of their cash bonus for a given year. The RSUs will ratably convert into shares of Class A common stock over a three-year period on each grant date anniversary. The RSUs are awarded at a premium in order to compensate for risk. Dividends will not be paid on the RSUs. In 1999, Messrs. Adkerson and Van Nort each elected to participate in the program as follows:

                                                        12/31/99
                                                         MARKET     GRANT DATE
NAME                                            RSUS     VALUE*    MARKET VALUE*
----                                           ------   --------   -------------
Mr. Adkerson.................................  96,680      N/A      $1,546,875
Mr. Van Nort.................................  11,719      N/A         187,500

---------------

        *  RSUs were granted in February 2000 for 1999 bonus amounts.

 (3) In addition to items disclosed in notes 5, 9, 10 and 11 below, includes our contributions to defined contribution plans, our premium payments for universal life insurance policies and director fees as follows:

                                                 PLAN        LIFE INSURANCE   DIRECTOR
NAME                                  YEAR   CONTRIBUTIONS      PREMIUMS        FEES
----                                  ----   -------------   --------------   --------
Mr. Moffett.........................  1999      $50,000         $29,775        $5,000
                                      1998       48,183          23,846         6,000
                                      1997       53,477          25,337         6,000
Mr. Adkerson........................  1999       32,375          11,787            --
                                      1998       31,164           7,238            --
                                      1997       20,077           4,192            --
Mr. Jones...........................  1999       17,500              --            --
                                      1998       17,500              --            --
Mr. Macken..........................  1999       15,000              --            --
                                      1998       14,950              --            --
                                      1997       10,479              --            --
Mr. Van Nort........................  1999       15,000              --            --
                                      1998       14,950              --            --
                                      1997        9,809              --            --

 (4) Includes the following perquisites that we provided to Mr. Moffett and Mr.
     Adkerson: (a) matching gifts under the matching gifts program, (b) payments for financial counseling and tax return preparation and certification services, (c) use of our aircraft and (d) use of other company facilities.

                                                           FINANCIAL                 OTHER
                                           MATCHING GIFT   COUNSELING   AIRCRAFT   FACILITIES
NAME                                YEAR     PAYMENTS         FEES       USAGE       USAGE       TOTAL
----                                ----   -------------   ----------   --------   ----------   --------
Mr. Moffett.......................  1999      $40,000       $16,000     $    --     $40,922     $ 96,922
                                    1998       38,370        16,000          --      40,970       95,340
                                    1997       40,000        16,150      86,105          --      142,255
Mr. Adkerson......................  1999      $40,000         4,725          --          --       44,725
                                    1998       40,000         6,458          --          --       46,458
                                    1997       40,000        21,675          --          --       61,675

 (5) Includes $6,581 for a scholarship that we provided in 1997 for the benefit of Mr. Adkerson's child.

 (6) The difference in salary between 1998 and 1999 is due to the timing of a payment required under Indonesian law that is considered part of base pay.

 (7) Includes $361,784, $375,136 and $320,211 of perquisites that we provided to Mr. Machribie in 1999, 1998 and 1997, respectively, consisting of (a) $40,000, $40,000 and $53,333 of principal payments of non-interest bearing loans to Mr. Machribie from us that were forgiven in each of 1999, 1998 and 1997, (b) $8,930, $12,250 and $13,653 of imputed interest in 1999, 1998 and
     1997 on these loans, (c) $306,451, $317,702 and $230,948 for use of a company owned residence in Indonesia in 1999, 1998 and 1997 and (d) $6,403, $5,184 and $22,277 for other perquisites in 1999, 1998 and 1997.

 (8) Includes $61,264 and $147,079 of perquisites that we provided to Mr. Jones in 1999 and 1998, respectively, consisting of (a) $34,108 and $30,155 of annual leave allowance in 1999 and 1998, (b) $16,256 matching gift under the matching gifts program in 1999, (c) $100,130 housing allowance while Mr. Jones was located in Indonesia in 1998, and (d) $10,900 and $16,794 for other perquisites in 1999 and 1998.

 (9) The 1999 amount includes $69,042 of relocation expenses that we provided to Mr. Jones upon his return from our location in Indonesia. The 1998 amount includes $150,843 of other compensation that we provided to Mr. Jones while he was located in Indonesia consisting of (a) an overseas completion bonus of $72,917, (b) an overseas premium of $28,382, (c) cost of living adjustment of $22,668 and (d) an educational allowance of $26,876 for Mr. Jones' children.

(10) Includes $9,500 and $18,900 for scholarships that we provided in 1998 and 1997, respectively, for the benefit of Mr. Macken's children.

(11) Includes $6,250 for a scholarship that we provided in 1999 for the benefit of Mr. Van Nort's child.

                                    -------

     This table shows all stock options that we granted to each of the named officers in 1999. Please refer to the Corporate Personnel Committee Report on Executive Compensation for more information.

                             OPTION GRANTS IN 1999

                                 NUMBER OF     PERCENT OF
                                 SECURITIES     OPTIONS
                                 UNDERLYING    GRANTED TO
                                  OPTIONS     EMPLOYEES IN   EXERCISE OR    EXPIRATION     GRANT DATE
NAME                             GRANTED(1)       1999       BASE PRICE        DATE       PRESENT VALUE
----                             ----------   ------------   -----------   ------------   -------------
James R. Moffett...............  1,300,000(2)    32.78%       $ 9.9375      Feb 2, 2009    $6,565,000(3)
                                   500,000(2)    12.61%        16.9375      May 6, 2009     4,575,000(4)
Richard C. Adkerson............    650,000(2)    16.39%         9.9375      Feb 2, 2009     3,282,500(3)
                                   250,000(2)     6.30%        16.9375      May 6, 2009     2,287,500(4)
Adrianto Machribie.............     75,000        1.89%         9.9375      Feb 2, 2009       378,750(3)
Stephen M. Jones...............     65,000        1.64%         9.9375      Feb 2, 2009       328,250(3)
John A. Macken.................     65,000        1.64%         9.9375      Feb 2, 2009       328,250(3)
Steven D. Van Nort.............     65,000        1.64%         9.9375      Feb 2, 2009       328,250(3)

---------------

(1) The stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the company's total voting power or (b) under certain circumstances, the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. In addition, each stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2) The corporate personnel committee granted these stock option awards to Messrs. Moffett and Adkerson as part of its plan to award to them grants every three years. Please refer to "Stock Options and Long-Term Incentives" in the Corporate Personnel Committee Report on Executive Compensation for more information.

(3) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $5.05 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled "Exercise or Base Price"; (b) a fair market value of $9.9375 for one Class B common stock on the grant date; (c) no dividend; (d) a term of 7 years based on an analysis of the average historical term for such stock options; (e) a stock volatility of 40.5%, based on an analysis of weekly closing prices of Class B common stock over a 180-week period; and (f) an assumed risk-free interest rate of 4.92%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(4) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $9.15 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled "Exercise or Base Price"; (b) a fair market value of $16.9375 for one Class B common stock on the grant date; (c) no dividend; (d) a term of 7 years based on an analysis of the average historical term for such stock options;
    (e) a stock volatility of 43.4%, based on an analysis of weekly closing prices of Class B common stock over a 193-week period; and (f) an assumed risk-free interest rate of 5.53%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

                                    -------

     This table shows all outstanding Company Stock options held by each of the named officers as of December 31, 1999. None of the named officers exercised stock options in 1999.

                          OPTIONS AT DECEMBER 31, 1999

                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                 OPTIONS AT                  OPTIONS AT
                                              DECEMBER 31, 1999           DECEMBER 31, 1999
NAME                                      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                      -------------------------   -------------------------
James R. Moffett........................     2,882,169/2,172,000       $4,352,978/$16,633,000
Richard C. Adkerson.....................     1,211,457/1,000,000        2,106,025/  8,318,750
Adrianto Machribie......................        61,299/  157,625          120,572/  1,155,750
Stephen M. Jones........................        93,720/   64,375          135,237/    243,750
John A. Macken..........................        63,831/  129,375          109,788/    970,775
Steven D. Van Nort......................       132,484/  108,750          225,264/    970,775

                                    -------

     This table shows all long-term incentive plan awards that we made in 1999 to each of the named officers.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1999

                                                                                  ESTIMATED
                                                                 PERFORMANCE       FUTURE
                                                  NUMBER OF        OR OTHER     PAYOUTS UNDER
                                                SHARES, UNITS    PERIOD UNTIL     NON-STOCK
                                                     OR           MATURATION     PRICE-BASED
NAME                                           OTHER RIGHTS(1)    OR PAYOUT       PLANS(2)
----                                           ---------------   ------------   -------------
James R. Moffett.............................      180,000         12/31/02       $813,600
Richard C. Adkerson..........................      135,000         12/31/02        610,200
Adrianto Machribie...........................       45,000         12/31/02        203,400
Stephen M. Jones.............................       40,000         12/31/02        180,800
John A. Macken...............................       40,000         12/31/02        180,800
Steven D. Van Nort...........................       40,000         12/31/02        180,800

---------------

(1) Represents the number of performance units covered by performance awards we granted in 1999 under the 1995 Long-Term Performance Incentive Plan (Long-Term Plan). As of December 31 of each year, each named officer's performance award account will be credited with an amount equal to the "annual earnings per share" or "net loss per share" (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The corporate personnel committee may, however, in the exercise of its discretion, prior to crediting the named officers' performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for the year. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.

(2) The amounts represent the annual earnings per share for 1999, as determined by the corporate personnel committee, applied over a four-year period.

                                    -------

  Retirement Benefit Programs

     Under our retirement benefit program and that of the Services Company, each participant, including each of the named officers other than Mr. Machribie who participates in PT Freeport Indonesia's retirement plan described below, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his "account." The starting account balance is equal to the value of the participant's accrued benefit as of June 30, 1996, under the prior plan. The annual benefit credit consists of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

     - 15%, if as of January 1, 1997, the participant's age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service;

     - 10%, if as of January 1, 1997, the participant's age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

     - 7%, if as of January 1, 1997, the participant's age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation;

     - 4%, if the participant did not meet the requirements for a greater allocation.

     The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. The interest credit was 4.65% for 1999. Interest credits stop at the end of the year in which the participant reaches age 60. Upon retirement, a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus 50% of certain bonuses (See "Bonus" in the Summary Compensation Table above). Years of service include not only years with us or the Services Company but also any years with our predecessors.

     Benefits payable to a participant under our and the Services Company's retirement benefit programs are no longer determined primarily by the individual's final average compensation and years of service. However, if a participant's age plus service equaled 65 or more as of January 1, 1997, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former retirement benefit formula based on years of service and final average earnings.

     The following is the estimated annual retirement benefit, payable as an annuity for life, of each of the named officers, other than Mr. Machribie, assuming retirement at age 65, and allowing for reasonable annual increases in earnings until retirement: Mr. Moffett, $611,574; Mr. Adkerson, $451,836; Mr. Jones, $275,799; Mr. Macken, $281,409; and Mr. Van Nort, $72,448.

     Under PT Freeport Indonesia's retirement plan, each participant, including Mr. Machribie, is entitled to benefits based upon the participant's years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia's currency. A participant's retirement benefit is calculated by multiplying 1.5 by the participant's years of service by the participant's monthly base salary at the time of retirement. Mr. Machribie's estimated annual retirement benefit, payable as an annuity for life, assuming retirement at age 65, and allowing for reasonable annual increases in earnings until retirement is $60,983 (payable in rupiah, translated at an exchange rate of 7,370 rupiah per U.S. $1.00).

CORPORATE PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The corporate personnel committee, which is composed of five independent directors, determines the compensation of our executive officers and administers our annual incentive, long-term incentive, and stock option plans. The committee's executive compensation philosophy is to:

     - Emphasize performance-based compensation that balances rewards for both short- and long-term results;

     -  Tie compensation to the interests of stockholders; and

     - Provide a competitive level of total compensation that will attract and retain talented executives.

     A primary goal of the committee is to position us to attract and retain the highest level of executive talent. To accomplish this goal, the committee targets our executive compensation levels in the top quartile of comparable companies. These comparable companies include the North American mining companies included in the Dow Jones Other Non-Ferrous Metals Index and the Dow Jones Precious Metals Index. It also includes other companies whose operational, corporate financing, and other activities are considered comparable to those activities in which we engaged in recent years under the management of our executive officers. The committee did not conduct an in-depth analysis of the compensation practices of comparable companies in 1999, but has engaged an independent executive compensation consultant to conduct this analysis in the past.

  Overview of 1999 Compensation

     Executive officer compensation for 1999 included base salaries, annual incentive awards, long-term incentive awards, stock options, and, in some cases, restricted stock units. In 1998, we substantially revised our compensation arrangements with James R. Moffett, Chairman of the Board and Chief Executive Officer, and Richard C. Adkerson, President and Chief Operating Officer. As part of our program to conserve cash, Messrs. Moffett and Adkerson agreed to cap their annual cash incentive awards for the next five years at $2.75 million for Mr. Moffett and $1.375 million for Mr. Adkerson. In comparison, in 1997 Mr. Moffett received $5.0 million and Mr. Adkerson $2.5 million. In return, we granted to Mr. Moffett immediately exercisable options to purchase 1.75 million shares of Class B common stock and granted to Mr. Adkerson immediately exercisable options to purchase 875,000 shares of Class B common stock. These options have an eight-year term. The substitution of cash compensation with stock options was intended to further align the interests of these officers with the interests of stockholders.

  Base Salaries

     We established the base salaries of the executive officers at appropriate levels after consideration of each executive officer's responsibilities and market salaries for similarly situated executive officers in comparable organizations. In order to place more emphasis on performance-based compensation, we did not increase base salaries of any executive officers in 1999.

  Annual Incentive Awards

     We provide annual cash incentives to executive officers through our annual incentive plan and performance incentive awards program. Awards paid under these plans in 1999 were based on a return on investment threshold, the level of cash flow from operations, and operational and strategic accomplishments during 1999, including accomplishments in the areas of exploration, production, management, and strategic planning.

     Annual Incentive Plan. The annual incentive plan is designed to provide performance-based awards to those executive officers whose performance can have a significant impact on our profitability and future growth. The chief executive officer and seven other executive officers participated in the annual incentive plan for 1999. At the beginning of 1999, each participant was assigned a percentage share of the aggregate award pool for 1999 based on that person's position and level of responsibility. Under the terms of the annual incentive plan, no awards will be made for any year if the five-year average return on investment (generally, consolidated net income divided by consolidated stockholders' equity and long-term debt, including the minority interests' share of subsidiaries' income and stockholders' equity) is less than 6%. During the five-year period ending in 1999, the average return on investment was 12%. When determining the aggregate awards granted under the annual incentive plan for 1999, the committee considered as a guideline 2.5% of net cash flow from operations in 1999, which is the maximum amount that may be awarded under the annual incentive plan to executive officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code.

     After reviewing the performance factors and accomplishments described above, the committee concluded that our performance had exceeded expectations and approved an incentive pool of approximately 1.25% of net operating cash flow. As explained above, the individual cash awards paid to Messrs. Moffett and Adkerson under the annual incentive plan were capped. Without the caps, Mr. Moffett's award would have been $6.9 million and Mr. Adkerson's award would have been $3.45 million, and the aggregate awards would have been approximately 2.35% of net operating cash flow.

     Performance Incentive Awards Program. Our performance incentive awards program is designed to provide performance-based annual cash awards to certain executive officers and managers who do not participate in the annual incentive plan. In 1999, each participant in the performance incentive awards program was assigned a target award based upon level of responsibility. After a review of the performance measures and accomplishments described above, the committee established an award pool for 1999 that totaled 1.1% of net operating cash flow. Individual performance is an important factor considered in determining the actual awards paid under the performance incentive awards program.

  Restricted Stock Unit Plan

     As part of our efforts to conserve cash and to further align the interests of the executives with those of the stockholders, in 1999 the committee approved a program that allowed certain executive officers and managers the opportunity to receive a grant of restricted stock units in lieu of all or part of their cash bonus for a given year. The restricted stock units will vest ratably over a three-year period. To compensate for the restrictions and risk of forfeiture, the restricted stock units were awarded at a 50% premium to market value on the grant date. The program was not intended to increase the overall compensation of the executive officers and managers. Compensation Resource Group, an independent executive consulting firm, reviewed the program and concluded that its design was appropriate and in line with other similarly situated companies.

  Stock Options and Long-Term Incentives

     Stock option and long-term incentive award guidelines are intended to provide a significant potential value to reinforce the importance of stockholder value creation. The committee encourages executive officers to accumulate significant equity ownership in our company by granting stock options. The committee believes that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to senior executive officers to achieve sustained growth in stockholder value over the long term. In general, the committee grants Messrs. Moffett and Adkerson stock option awards every three years and the last grant to them under this philosophy was in 1996. In 1997 and 1998 Messrs. Moffett and Adkerson did not receive any stock option awards other than in 1998 relating to their agreement to cap their salaries, as described earlier. In keeping with the committee philosophy, the committee granted to them stock option awards in 1999 on two separate dates under two separate plans. We did not have sufficient authorized shares under our 1995 stock option plan for the committee to do a single grant in February so the committee granted the additional options in May after the stockholders approved our 1999 stock incentive plan.

     In 1999, the other executive officers received stock options based on guidelines that relate to the position of each participating executive officer. The exercise price of each stock option is equal to the fair market value of a share of Class B common stock on the grant date.

     The committee also compensates executive officers with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share, because we believe that sustained profit performance will help support increases in stockholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share, as defined in the plan, for a four-year period. These credits are paid in cash after the end of the four-year period.

  Section 162(m)

     Section 162(m) limits to $1 million a public company's annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee's policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

     The committee believes that the stock options, annual incentive awards, and performance units qualify for the exclusion from the deduction limitation under
Section 162(m). With the exception of a portion of the compensation paid to our chief executive officer, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from
Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Robert W. Bruce III, Chairman                               Bobby Lee Lackey
Gerald J. Ford                                              J. Taylor Wharton
H. Devon Graham, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our corporate personnel committee are Messrs. Bruce, Ford, Graham, Lackey and Wharton. In 1999, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

PERFORMANCE GRAPH

     The following graph compares the change in the cumulative total stockholder return (a) on Class A common stock from 1994 to July 1995 at which time the Class B common stock was publicly distributed and began trading on the New York Stock Exchange, and (b) on Class B common stock from July 1995 through December 1999, with the cumulative total return of the S&P 500 Stock Index and the cumulative total return of the Dow Jones Other Non-Ferrous Metals Group Index from 1995 through 1999. This comparison assumes $100 invested on December 31, 1994 in (a) Freeport-McMoRan Copper & Gold Inc. Class A common stock which was exchanged for Class B common stock in July 1995, (b) S&P 500 Stock Index and (c) Dow Jones Other Non-Ferrous Metals Group Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                      FREEPORT-MCMORAN COPPER & GOLD INC.,
                       S&P 500 STOCK INDEX AND DOW JONES
                      OTHER NON-FERROUS METALS GROUP INDEX

                                    [GRAPH]

                                               1994         1995         1996         1997         1998         1999
 Freeport-McMoRan Copper & Gold Inc.         $100.00      $136.36      $149.16      $ 81.23      $ 54.57      $110.44
 S&P 500 Stock Index                         $100.00      $137.58      $169.17      $225.60      $290.08      $351.12
 Dow Jones Other Non-Ferrous Metals Group
   Index                                     $100.00      $108.92      $139.83      $146.16      $121.20      $110.59

* Total Return Assumes Reinvestment of Dividends

CERTAIN TRANSACTIONS

     We and McMoRan Exploration Co. each own 45% of the Services Company; Stratus Properties Inc., a publicly held real estate company, owns the remaining 10% of the Services Company. The Services Company's two directors are also executive officers of our company. We are parties to a services agreement with the Services Company under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services. The Services Company also provides these services to McMoRan Exploration Co. and Stratus Properties Inc. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

     B. M. Rankin, Jr. and the Services Company are parties to an agreement, renewable in December 2000, under which Mr. Rankin renders services to us and our affiliates relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement of taxes in connection with those medical benefits. In 1999, the Services Company paid Mr. Rankin $240,000 ($60,000 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received reimbursement of $96,979 for a portion of his office rent and the service of an executive secretary employed by the Services Company.

     Henry A. Kissinger is Chairman of the Board and Chief Executive Officer and the sole stockholder of Kissinger Associates, Inc. Kissinger Associates and the Services Company are parties to agreements under which Kissinger Associates provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 1999, the Services Company paid Kissinger Associates $200,000, excluding reasonable out-of-pocket expenses, for all services under these agreements, all of which was allocated to us.

     J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $150,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 1999, the Services Company paid Mr. Johnston $150,000, excluding reasonable out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Mr. Johnston's annual fee for serving on our board.

     Rene L. Latiolais and the Services Company are parties to an agreement, renewable annually, under which Mr. Latiolais provides consulting services relating to our businesses, operations, and prospects and that of our affiliates. Pursuant to this agreement, Mr. Latiolais receives no annual fee for serving on the board, no board attendance fees and no stock options under the director stock option plan. In 1999, the Services Company paid Mr. Latiolais $413,333, excluding reasonable out-of-pocket expenses, pursuant to this agreement, none of which was allocated to us. In addition, we paid Mr. Latiolais $348,953 in retirement benefits.

     George A. Mealey and the company were parties to an agreement that terminated on March 1, 1999 under which Mr. Mealey provided consulting services related to our businesses, operations and prospects. Under this agreement, Mr. Mealey received an annual fee of $630,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 1999, we paid Mr. Mealey $105,000, excluding reasonable out-of-pocket expenses, pursuant to this agreement. During the term of this agreement, Mr. Mealey received no annual fee for serving on the board, no board attendance fees and no stock options under our director stock option plan.

     Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable in December 2002, under which Ms. McDonald renders consulting services to the Services Company and its subsidiaries and affiliates in connection with her role as Special Counsel on Human Rights to the Chairman. Under this agreement, Ms. McDonald receives an annual fee of $250,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 1999, the Services Company paid Ms. McDonald $41,667, exclusive of reasonable out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Ms. McDonald's annual fee for serving on our board.

RATIFICATION OF THE APPOINTMENT OF AUDITORS

     The board of directors seeks stockholder ratification of the board's appointment of Arthur Andersen LLP to act as the independent auditors of our and our subsidiaries' financial statements for the year 2000. The board has not determined what, if any, action would be taken should the appointment of Arthur Andersen not be ratified. One or more representatives of Arthur Andersen will be available at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

STOCKHOLDER PROPOSAL

     Mr. Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406-1209, owner of 24,852 shares of Class B common stock, in his capacity as president of, and representing, Central Gulf Marine Inc., owner of 3,488 shares of Class B common stock, and Mr. Alan G. Hevesi, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, on behalf of the New York City Employees' Retirement System, owner of 308,400 shares of Class B common stock, have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal:

          RESOLVED: That the stockholders of Freeport-McMoRan Copper and Gold, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that, at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

                                    REASONS

Strong support along the lines we suggest was shown at the last annual meeting when 41.7%, 48,322,998 shares, approved this proposal. The real significance of this vote is reflected in the 34,074,047 shares beneficially held by Directors and Executive Officers where directors were in unanimous opposition to the proposal.

It is our belief that classification of the Board of Directors is not in the best interest of Freeport-McMoRan Copper and Gold, Inc. and its shareholders. We believe that it makes a Board less accountable to shareholders when directors do not stand for election each year.

-  Underperforming managements generally do hate the idea of destaggering.

                           Fortune -- April 26, 1999

- TOTAL RETURN The best and worst in shareholder returns BOTTOM TEN (THREE-YEAR) PERCENT DECREASE FREEPORT MCMORAN COPPER AND GOLD -69.0%.

                        Business Week -- March 29, 1999

The current piecemeal election insulates directors and senior management from the impact of poor performance.

- Moffett and other senior executives skipped the company's annual meeting last month.

                              Time -- June 7, 1999

In fact, none of the company's fifteen directors attended the last annual meeting of shareholders that was held in the basement of a building in Wilmington, Delaware.

Accountability to owners of a company should start with directors showing up for the annual meeting of shareholders.

The agenda for this meeting made no provision for questions or comments from shareholders regarding the general operations of the company. The agenda limited comments by stockholders to the items being voted upon.

Corporations currently electing their directors annually include Compaq Computer, Bank of America, Motorola, AT&T, American Express, Atlantic Richfield, General Electric, Johnson and Johnson, Halliburton, Schlumberger, Hewlett Packard, Exxon, IBM, General Motors, Time Warner, Disney, Chase Manhattan Corporation, Xerox Corporation, Litton Industries, CHEVRON, HOLLINGER INTERNATIONAL, and REVLON.

Your support is needed to allow shareholders the opportunity to register their vote on the performance of all directors annually. Your favorable vote will help build on the 41.7% approval rate established last year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL; otherwise it is automatically cast against it, unless you have marked to abstain.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     Our stockholders have rejected identical proposals in each of the past two years, and our board of directors continues to believe that this proposal is not in the best interests of the company or our stockholders.

     We have a "classified" board of directors, whose members are divided into three classes serving staggered three-year terms, with one class being elected each year. We believe that a classified board is advantageous to the company and our stockholders, and we believe that our view is shared by most publicly held corporations, as 63.5% of the corporations included in the S&P 500 index currently have classified boards.

     We also believe that directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. Directors have fiduciary duties that do not depend on how often they are elected. In addition, we believe that there is little evidence to indicate that electing directors to either annual or staggered terms directly influences stock performance.

     We believe that each member of our board brings valuable knowledge and experience to the company. We further believe that our classified board structure assures continuity and stability of the company's strategic direction and management, because a majority of our directors at any given time will have prior experience as directors of the company and will be familiar with our business strategies and operations.

     We also believe that a classified board reduces the vulnerability of the company to potentially abusive takeover tactics and encourages potential acquirors to negotiate with our board. A classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value of a potential acquisition to all stockholders.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL AGAIN THIS YEAR.

                       FREEPORT-McMoRan COPPER & GOLD INC.

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                            STOCKHOLDERS, MAY 4, 2000


     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Stephen M. Jones, or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 4, 2000, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                           (continued on reverse side)
--------------------------------------------------------------------------------
                           o  FOLD AND DETACH HERE  o

                                                            Please mark
                                                            your votes as  [X]
                                                            indicated in
                                                            this example



YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THIS SIDE. YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.


Your Board of Directors recommends a vote FOR Items 1 and 2 below.                     Your Board of Directors recommends
                                                                                       a vote AGAINST Item 3 below.

1. Election of the nominee for director:    FOR [ ]     WITHHOLD [ ]                   3. Stockholder proposal regarding
   Mr. Groeneveld                                                                         the classification of the board
                                                                                          of directors.
2. Ratification of appointment of Arthur                                               FOR [ ]      AGAINST [ ]     ABSTAIN [ ]
   Andersen LLP as independent auditors.    FOR [ ]      AGAINST [ ]     ABSTAIN [ ]








Signature(s)                                      Date:                 , 2000
            ------------------------------------       ----------------
--------------------------------------------------------------------------------

                       FREEPORT-McMoRan COPPER & GOLD INC.

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                            STOCKHOLDERS, MAY 4, 2000


     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Stephen M. Jones, or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 4, 2000, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE
-------------------------------------------------------------------------------
                           (continued on reverse side)
-------------------------------------------------------------------------------
                           o  FOLD AND DETACH HERE  o

                                                             Please mark
                                                             our votes as  [X]
                                                             indicated in
                                                             this example



YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THIS SIDE. YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.


Your Board of Directors recommends a vote FOR Items 1 and 2 below.                    Your Board of Directors recommends
                                                                                      a vote AGAINST Item 3 below.
1. Election of 4 Directors. Nominees are:  FOR [ ]     WITHHOLD [ ]
   Messrs. Ford, Johnston, Kissinger and
   Latiolais                                                                          3. Stockholder proposal regarding the
   FOR, except withhold vote from following nominees:                                    classification of the board of directors.
                                                     -------------------------        FOR [ ]      AGAINST [ ]     ABSTAIN [ ]
2. Ratification of appointment of Arthur Andersen LLP
   as independent auditors.                FOR [ ]      AGAINST [ ]     ABSTAIN [ ]









Signature(s)                                      Date:                 , 2000
            ------------------------------------       ----------------
--------------------------------------------------------------------------------

         DEPOSITARY RECEIPTS EVIDENCING DEPOSITARY SHARES REPRESENTING
             PREFERRED SHARES OF FREEPORT-McMoRan COPPER & GOLD INC.

                   VOTING INSTRUCTIONS FOR ANNUAL MEETING OF
                           STOCKHOLDERS, MAY 4, 2000

     The undersigned hereby instructs ChaseMellon Shareholder Services, L.L.C., as Depositary under the Deposit Agreement pertaining to Depositary Shares (the "Depositary Shares") representing shares of certain preferred stock (the "Stock") of Freeport-McMoRan Copper & Gold Inc. (the "Company") to vote the shares of Stock represented by Depositary Shares evidenced by Depositary Receipts issued by the Depositary in the name of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 4, 2000, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting with respect to which the owners of shares of Stock are entitled to vote. THE DEPOSITARY WILL (1) VOTE AS YOU SPECIFY ON THE BACK OF THIS CARD OR (2) ABSTAIN FROM VOTING WHERE YOU DO NOT SPECIFY YOUR VOTE ON THE MATTER LISTED ON THE BACK OF THIS CARD.


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                           (continued on reverse side)
--------------------------------------------------------------------------------
                           o  FOLD AND DETACH HERE  o

                                                            Please mark
                                                            your votes as  [X]
                                                            indicated in
                                                            this example



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

                                                  FOR        WITHHOLD

Item 1 - Election of the nominee for director.    [ ]           [ ]
Nominee for director of Freeport-McMoRan
Copper & Gold Inc.

Oscar Y.L. Groeneveld




Signature(s)                                            Dated:           , 2000
           --------------------------------------------       ----------
You may specify your votes by marking the appropriate box above.
If your vote is not specified, your shares will be counted as having abstained from voting.
--------------------------------------------------------------------------------
                           o  FOLD AND DETACH HERE  o